 EXHIBIT 99.1

Contacts:	Duane Reade Holdings, Inc. John Henry (212) 273-5746 SVP - Chief Financial Officer

Investors: Cara O’Brien/Caren Villarreal Press: Diane Zappas (212) 850-5600 FD

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2008 RESULTS

~ Fourth Quarter Adjusted FIFO EBITDA Increases 4.3%

to $26.1 Million, Excluding a Previously Announced $3.5 Million Litigation Settlement Charge ~

~ Full Year Adjusted FIFO EBITDA Increases 15% to $90.5 Million,
Excluding $3.5 Million Settlement Charge ~

~ Full Year Net Cash Provided by Operating Activities Increases 130% to $44.3 Million ~

~ Fourth Quarter Net Loss of $17.4 Million and Full Year Net Loss of $72.8 Million ~

New York, NY – March 10, 2009 – Duane Reade Holdings, Inc. today reported financial results for the fourth quarter and year ended December 27, 2008.

Fourth Quarter Key Highlights

•	Adjusted FIFO EBITDA, excluding the $3.5 million litigation settlement charge, increased 4.3% to $26.1 million from $25.0 million in the fourth quarter of 2007
•	Total same-store sales increased 2.4% with a front-end same-store sales increase of 1.5% and a pharmacy same-store sales increase of 3.6%
•

Gross margin was 30.1% and was negatively impacted by a $1.8 million increase in the LIFO charge during the fourth quarter of 2008. FIFO gross margin as a percentage of retail sales increased 115 basis points to 33.0% in the fourth quarter of 2008

•	Excluding the litigation settlement charge, selling, general and administrative expenses as a percentage of sales increased to 25.6% from 25.4% in the prior year period
•	Operating loss, excluding the litigation settlement charge, was $0.1 million compared to operating income of $1.2 million in the prior year period
•	Net loss was $17.4 million compared to $15.1 million in the previous year
•	Net cash provided by operating activities improved to $23.6 million compared to $23.1 million in the prior year

Full Year Key Highlights

•	Adjusted FIFO EBITDA, excluding the litigation settlement charge, increased 15.0% to $90.5 million from $78.7 million in the previous year
•	Total same-store sales increased 4.2% with a front-end same-store sales increase of 5.0% and pharmacy same-store sales growth of 3.1%
•	Gross margin improved to 30.8% from 30.3% in the prior year
•	Excluding the litigation settlement charge, selling, general and administrative expenses as a percentage of sales increased to 26.7% from 26.5% in the prior year

1

•	Operating loss, excluding the litigation settlement charge, improved to $12.3 million compared to $24.6 million in the prior year
•	Net loss improved to $72.8 million compared to $87.8 million in the previous year
•	Net cash provided by operating activities increased to $44.3 million from $19.3 million in the prior year

John A. Lederer, Chairman and Chief Executive Officer, commented, “We are pleased with our results for the fourth quarter and full year, as we continued to show growth in a number of our key metrics despite the significant challenges posed by the external environment. We achieved our annual Adjusted FIFO EBITDA guidance, excluding the litigation settlement charge, with strong sales and margin performance. During 2008 we began implementing the components of our transformational strategy and made significant progress on a number of important fronts, including strengthening our management team, improved merchandising, and executed new store concepts and designs in several of our locations.”

Fourth Quarter Results

Total net sales increased 7.6% to $464.5 million from $431.6 million in the fourth quarter of 2007. Net retail store sales, which exclude pharmacy resale activity, increased 3.4% to $428.6 million from $414.6 million in the fourth quarter of 2007. Total same-store sales increased by 2.4%, with a front-end same-store sales increase of 1.5% and a pharmacy same-store sales increase of 3.6%. During the fourth quarter, the Company opened six new stores. At the end of 2008, the Company operated 251 stores, compared to 242 stores at the end of 2007.

Total front-end sales increased 3.1% over the prior year period with strong performance in food and beverages, over-the-counter products and daily needs categories. The front-end same-store sales increase was positively impacted by approximately 0.2% due to the switch of Zyrtec, a prescription allergy medication, to over-the-counter status. Additionally, in June 2008, the Company raised the sales price on its cigarettes commensurate with an increase in cigarette excise taxes in New York State. Although such additional sales do not result in any additional profit to the Company, the increase in the sales price on cigarettes positively impacted front-end same-store sales by 1.1%. The pharmacy retail sales growth of 3.8% was attributable to a strong same-store sales performance and increases in average prescription prices. The aforementioned switch of Zyrtec to over-the-counter status negatively impacted pharmacy same-store sales by approximately 0.5%. The percentage of generic drugs dispensed increased by 2.8% over the prior year. Generic drugs typically sell at lower prices but yield higher margins and profitability than branded drugs. The higher proportion of generics adversely impacted the pharmacy same-store sales increase by approximately 3.1%.

Gross margin for the fourth quarter declined to 30.1% from 30.7% in the fourth quarter of 2007, due to a $1.8 million increase in the LIFO charge and an increased proportion of lower margin pharmacy resale activity. FIFO gross margin on net retail sales, which excludes the LIFO charge and pharmacy resale activity, increased to 33.0% from 31.9% in the prior year period, reflecting the impact of improved front-end selling margins and reductions in the level of inventory shrink losses. Selling, general and administrative expenses as a percentage of net sales was 26.3% compared to 25.4% in the previous year and was adversely impacted in the current period by the $3.5 million litigation settlement charge associated with two class action lawsuits. Excluding the litigation settlement charge, selling, general and administrative expenses as a percentage of net sales during the current period was 25.6% compared with 25.4% for the previous year.

The fourth quarter operating loss was $3.6 million as compared to operating income of $1.2 million in the prior year period. The fourth quarter 2008 operating loss included the $3.5 million litigation settlement charge and an increase in other expenses of $2.2 million, primarily attributable to non-cash asset impairment charges of $4.3 million and higher closed store costs. These factors more than offset certain fair value adjustments that reduced the phantom stock and profits interest liabilities and a $2.3 million decrease in depreciation and amortization expense due primarily to certain intangible assets becoming fully amortized. A detailed breakdown of other expenses compared to the previous year is provided on Table 6 of this press release. Excluding the litigation settlement charge, the operating loss for the fourth quarter of 2008 was $0.1 million.

2

The fourth quarter interest expense decreased by $2.2 million compared to the prior year period. The reduction in interest expense was primarily due to lower interest rates on the Company’s variable rate borrowings as compared to the prior year and lower outstanding borrowings on the revolving credit facility. Net loss for the fourth quarter of 2008 was $17.4 million, compared to $15.1 million in the prior year period.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, was $22.6 million for the fourth quarter of 2008, compared to $25.0 million in the prior year period. Excluding the above mentioned litigation settlement charge of $3.5 million, fourth quarter Adjusted FIFO EBITDA increased 4.3% to $26.1 million.

During the fourth quarter of 2008, the Company’s net cash provided by operating activities was $23.6 million compared to $23.1 million in the prior year period.

Full Year Results

For the full year, total net sales were $1.774 billion, reflecting an increase of 5.2% compared to $1.687 billion in 2007. Net retail store sales increased 4.1% to $1.690 billion, from $1.623 billion in the prior year. Total same-store sales increased 4.2%, with a front-end same-store sales increase of 5.0% and a pharmacy same-store sales increase of 3.1%.

Total front-end sales increased 5.1% over the prior year due to improved merchandise offerings and the strong performance in the food and beverage categories, over-the-counter products and health and beauty items. The front-end same-store sales increase was positively impacted by approximately 0.3% in 2008 due to the aforementioned switch of Zyrtec to over-the-counter status. The June 2008 increase in cigarette excise taxes in New York State positively impacted front-end sales by 0.5%. Total pharmacy sales increased 5.3% over the prior year. Resale activity accounted for 2.7% of the pharmacy sales increase, while pharmacy net retail sales accounted for the remaining 2.6% of the increase. The aforementioned switch of Zyrtec to over-the-counter status negatively impacted pharmacy same-store sales by approximately 0.4% during 2008. The percentage of generic drugs dispensed increased by 3.9% over the prior year. The higher proportion of generics adversely impacted the pharmacy same-store sales increase by approximately 3.7%.

Gross margin increased to 30.8% compared to 30.3% in the prior year and reflects improved front-end selling margins resulting from improved assortments of higher margin products, increased pharmacy margins due to higher rates of generic utilization and reductions in the level of inventory shrink losses. Selling, general and administrative expenses as a percentage of total net sales was 26.9% in 2008 compared to 26.5% in the prior year. Excluding the $3.5 million fourth quarter litigation settlement charge, selling, general and administrative expenses were 26.7% and were adversely impacted in the current year by higher store occupancy costs associated with new stores, reduced real estate income and additional recruitment fees and relocation costs paid in connection with the hiring of senior management executives. These items were partially offset by improved leveraging of costs against strong same-store sales growth in both pharmacy and front-end.

For the full year, operating loss was $15.8 million compared with a $24.6 million operating loss in the prior year. Excluding the $3.5 million litigation settlement charge in 2008, the full year operating loss was $12.3 million. The improvement in operating loss was primarily due to strong same-store sales growth and the improvement in gross margin percentage as well as a $4.5 million reduction in depreciation and amortization expense due primarily to certain intangible assets becoming fully amortized. The operating loss also reflects a $0.9 million increase in other expenses. See Table 6 attached to this press release for a detailed breakdown of other expenses compared to the previous year. The prior year operating loss included a $1.3 million gain from the sale of several pharmacy prescription files, which did not recur in the current year.

Net loss was $72.8 million, compared to $87.8 million in the prior year. The improvement in this measure is attributable to the factors discussed above as well as reduced interest expense of $6.1 million in the current year. The reduction in interest expense was primarily due to lower interest rates on the Company’s variable rate borrowings as compared to the prior year and lower outstanding borrowings on the revolving credit facility.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data was $87.0 million, Excluding the $3.5 million litigation settlement charge, Adjusted FIFO EBITDA increased 15.0% to $90.5 million, or 5.1% of sales, from $78.7 million, or 4.7% of sales, in the prior year period.

3

At year end, the Company’s total debt, including capital leases but excluding the liability associated with the issuance of the redeemable preferred stock, was $555.7 million, reflecting a decrease of $0.2 million from the balance at the end of fiscal 2007. For the full year, net cash provided by operating activities was $44.3 million compared to $19.3 million in the prior year. The increase in net cash provided by operating activities was due to the Company’s improved operating results in 2008 and reductions in interest expense. Availability under the Company’s revolving credit facility at year end was approximately $69.0 million.

Cost Savings Program and Company Outlook

As a result of the recession, the Company experienced declines in consumer demand that accelerated during the fourth quarter of 2008 and are expected to continue throughout fiscal 2009. Expected higher rates of unemployment, reduced levels of tourism and decreased commercial activity are factors impacting the Company’s outlook for the current year. Despite these difficult economic conditions, the Company’s management remains confident in its ability to continue to generate long-term growth and improved financial performance. The Company is implementing certain measures to mitigate the impact of these recessionary economic conditions. These actions include hiring and wage freezes in administrative and certain other areas of the business, as well as the implementation of a number of strategic cost savings initiatives to improve efficiency and eliminate non-value added activities. The total cost savings associated with the program is expected to be in the range of $7.0 to $10.0 million in 2009.

In light of current economic conditions and the anticipated impact of the Company’s cost savings program, the Company’s current expectations for the full year 2009 are as follows:

•	Adjusted FIFO EBITDA in the range of $93.0 million to $98.0 million, representing an increase of 2.8% to 8.3% over the 2008 Adjusted FIFO EBITDA, excluding the litigation settlement charge
•	Net loss in the range of $47.0 to $52.0 million
•	Net retail sales, excluding pharmacy resale activity, in the range of $1.795 billion to $1.830 billion
•	Same-store sales growth in the range of 1.0% to 2.6% with front-end same-store sales growth ranging from flat to 2.0% and pharmacy same-store sales growth in the range of 2.0% to 3.5%
•	A total of 10 to 12 expected new store openings

Mr. Lederer concluded, “We are encouraged by our solid performance in 2008 despite increasingly difficult economic conditions during the latter months of the year. Due to these conditions, we are taking steps to reduce our cost structure in 2009 and will continue to assess the impact of macro factors on our business. That said, we remain cautiously optimistic in our outlook for 2009 as we strive to elevate our offering and act on the opportunities to strengthen and improve our business. Moreover, we remain confident in our ability to create value for our customers and all of our stakeholders over the long-term, as we continue the transformation of our Company in a prudent and methodical manner.”

Conference Call Information

The Company will hold a conference call on March 10, 2009 at 10:00 a.m. Eastern Time to discuss financial results for the fourth quarter ended December 27, 2008. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through March 24, 2009. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on March 10, 2009 through March 23, 2009. The replay can be accessed by dialing 888-203-1112 (access code 2610424).

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of December 27, 2008, the Company operated 251 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the national economic climate, economic conditions and employment levels in the New York greater metropolitan area, the strength of the economy in general, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in anticipation or response, demographic changes, the Company’s ability to limit fraud and inventory shrink, the results of the Company’s legal proceedings and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, the Company does not undertake to publicly update or revise any forward-looking statements.

# # #

4

Table 1

Duane Reade Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007

Net sales	$464,491	$431,606	$1,774,029	$1,686,752
Cost of sales (1)	324,462	299,181	1,227,129	1,176,376
Gross profit (1)	140,029	132,425	546,900	510,376
Selling, general & administrative expenses	122,361	109,785	476,574	446,696
Depreciation and amortization	16,279	18,620	68,539	73,080
Store pre-opening expenses	250	250	797	600
Gain on sale of pharmacy files	—	—	—	(1,337)
Other expenses (see Table 6)	4,776	2,596	16,808	15,948
Operating income (loss)	(3,637)	1,174	(15,818)	(24,611)
Interest expense, net	14,002	16,166	54,915	60,977
Loss before income taxes	(17,639)	(14,992)	(70,733)	(85,588)
Income tax expense (benefit)	(260)	65	2,045	2,192
Net loss	$(17,379)	$(15,057)	$(72,778)	$(87,780)

(1)	Shown exclusive of depreciation expense for the Company’s distribution centers which is included in depreciation and amortization shown separately.

Table 2

Duane Reade Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 27, 2008	December 29, 2007
Current Assets
Cash	$1,430	$1,380
Receivables, net (1)	55,783	55,707
Inventories	214,154	211,678
Prepaid Expenses and Other Current Assets	13,541	13,205
Total Current Assets	284,908	281,970

Property and Equipment, net	186,560	195,740
Goodwill	69,510	70,099
Other Assets, net (2)	171,622	194,680
Total Assets	$712,600	$742,489

Current Liabilities
Accounts Payable	$88,238	$75,769
Accrued Expenses (3)	60,858	52,244
Current Portion of Debt and Capital Leases (4) (5)	149,127	145,346
Total Current Liabilities	298,223	273,359

Long Term Debt and Capital Leases	406,526	410,507
Deferred Income Taxes	28,440	27,423
Redeemable Preferred Stock and Accrued Dividends (6)	36,775	31,786
Other Liabilities (7)	89,337	72,737
Total Liabilities	859,301	815,812

Total Stockholders’ Deficit	(146,701)	(73,323)

Total Liabilities and Stockholders’ Deficit	$712,600	$742,489

(1)	Includes third party pharmacy receivables of $40,569 and $37,608 at December 27, 2008 and December 29, 2007, respectively.

(2)	The decrease in other assets from December 29, 2007 is primarily due to the amortization of intangible assets.

(3)

The increase in the accrued expenses balance is primarily attributable to accruals at December 27, 2008 of $3.5 million for the previously announced settlement of certain litigation and $4.7 million for the liability associated with the interest rate collar. The litigation settlement relates to two class action lawsuits and is more fully described in the Company’s previous quarterly and annual SEC filings on Form 10-Q and Form 10-K.

(4)	The increase in the current portion of debt and capital leases from December 29, 2007 is primarily due to the $3.2 million increase in the Company’s outstanding revolving loan balance.

(5)

The outstanding revolver loan balance of $144.6 million at December 27, 2008 and $141.4 million at December 29, 2007 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of SFAS No. 6 - “Classification of Short-Term Obligations Expected to be Refinanced,” to classify the debt as long-term. It should be noted that this classification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in July 2011.

(6)

The increase in the balance of the redeemable preferred stock and accrued dividends from December 29, 2007 is due to the accretion of the discount on the liability recorded for the preferred stock offering completed during the second quarter of 2007 and the cumulation of the quarterly dividends on the preferred stock.

(7)	The increase in other liabilities from December 29, 2007 is primarily due to an increase in the deferred rent liabilities, which are recognized over the lives of the respective leases.

Table 3

Duane Reade Holdings, Inc.

Operating Data

(Unaudited)

(Dollars in thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
LIFO EBITDA (1)	$12,642	$19,794	$52,721	$48,469
LIFO Expense (Benefit)	1,592	(200)	3,992	1,600
FIFO EBITDA (1)	$14,234	$19,594	$56,713	$50,069

FIFO EBITDA as a percentage of net sales	3.1%	4.5%	3.2%	3.0%

Adjusted FIFO EBITDA (2)	$22,600	$25,032	$86,969	$78,677
Litigation settlement charge	3,500	—	3,500	—
Adjusted FIFO EBITDA, excluding Litigation settlement charge (3)	$26,100	$25,032	$90,469	$78,677

Adjusted FIFO EBITDA as a percentage of net sales	4.9%	5.8%	4.9%	4.7%

Capital expenditures	$10,014	$5,992	$33,125	$26,050
Lease acquisitions, customer files and other costs	$2,442	$4,659	$14,401	$19,206

Same-store sales growth	2.4%	5.7%	4.2%	7.4%
Pharmacy same-store sales growth	3.6%	3.3%	3.1%	5.9%
Front-end same-store sales growth	1.5%	7.5%	5.0%	8.6%
Pharmacy sales as a % of net sales	47.7%	45.3%	46.1%	46.0%
Third Party sales as a % of
prescription sales	93.8%	93.0%	93.4%	93.0%
Average weekly prescriptions
filled per store (4)	839	844	839	836
Number of stores at end of period			251	242
Retail square footage at end of period			1,697,745	1,648,690
Average store size (sq.ft.) at end of period			6,764	6,813

(1)

As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. The Company believes that FIFO EBITDA, as presented, represents a useful measure for assessing the performance of its ongoing operating activities, as it reflects earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

The Company understands that, although securities analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2)

As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, management fees paid to Oak Hill, closed store costs, asset impairment charges, accounting investigation costs, former CEO (Mr. Cuti) matters, non-cash stock option expense and certain other non-recurring payments that are not included in the definition of EBITDA used for the Company’s various debt agreements.

(3)

As used in this report, Adjusted FIFO EBITDA, excluding Litigation settlement charge means Adjusted FIFO EBITDA as defined above, adjusted to exclude a $3.5 million litigation settlement charge incurred during the fourth quarter of 2008. The litigation settlement charge is a significant item included in the Company’s operating results for 2008 but it is not directly attributable to the Company’s underlying performance. The Company believes excluding the effect of the litigation settlement charge will facilitate an understanding of the Company’s operating results and performance metrics.

(4)	Comparative stores only, does not include new stores.

Table 4A

Duane Reade Holdings, Inc.

Reconciliation of Net Sales to Net Retail Store Sales

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Net sales	$464,491	$431,606	$1,774,029	$1,686,752
Resale activity	35,882	17,049	84,367	63,564
Net retail store sales	$428,609	$414,557	$1,689,662	$1,623,188

Reconciliation of Gross Margin to FIFO Gross Margin

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Gross Margin	$140,029	$132,425	$546,900	$510,376
LIFO Expense (Benefit) (1)	1,592	(200)	3,992	1,600
FIFO Gross Margin	$141,621	$132,225	$550,892	$511,976
FIFO Gross Margin as a percentage of Net retail store sales	33.0%	31.9%	32.6%	31.5%

Reconciliation of Selling, General and Administrative Expenses, Excluding Litigation Settlement Charge

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Selling, general and administrative expenses	$122,361	$109,785	$476,574	$446,696
Litigation settlement charge (2)	3,500	—	3,500	—
Selling, general and administrative expenses, excluding litigation settlement charge	$118,861	$109,785	$473,074	$446,696
Selling, general and administrative expenses, excluding litigation settlement charge as a percentage of Net sales	25.6%	25.4%	26.7%	26.5%

Reconciliation of Operating (Loss) Income, Excluding Litigation Settlement Charge

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Operating (loss) income	$(3,637)	$1,174	$(15,818)	$(24,611)
Litigation settlement charge (2)	3,500	—	3,500	—
Operating (loss) income, excluding litigation settlement charge	$(137)	$1,174	$(12,318)	$(24,611)

________________

(1)	As used in this report, FIFO Gross Margin reflects Gross Margin adjusted to exclude the effect of non-cash charges and credits related to the LIFO inventory valuation method.

(2)

As used in this report, the GAAP Selling, general and administrative expenses and Operating (loss) income have been adjusted to exclude a $3.5 million litigation settlement charge recorded in the fourth quarter of 2008. The litigation settlement charge is a significant item included in the Company’s operating results for 2008 but it is not directly attributable to the Company’s underlying performance. Management does not include the litigation settlement charge when evaluating operating performance because the unusual and infrequent nature of the charge and its magnitude would distort the evaluation of operating results and performance metrics.

Table 4B

Duane Reade Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures to Net Loss and

Cash Provided by Operating Activities

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
FIFO EBITDA	$14,234	$19,594	$56,713	$50,069
LIFO Expense (Benefit)	1,592	(200)	3,992	1,600
LIFO EBITDA	12,642	19,794	52,721	48,469

Depreciation and amortization	(16,279)	(18,620)	(68,539)	(73,080)
Interest expense	(14,002)	(16,166)	(54,915)	(60,977)
Income tax (expense) benefit	260	(65)	(2,045)	(2,192)
Net loss	$(17,379)	$(15,057)	$(72,778)	$(87,780)

Net loss	$(17,379)	$(15,057)	$(72,778)	$(87,780)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	17,192	19,533	72,191	76,733
Deferred tax provision	279	115	2,471	2,065
Non-cash rent expense	3,412	2,685	12,751	11,678
Non-cash interest expense on redeemable preferred stock	2,773	3,293	7,439	4,216
Asset impairment charges	4,257	868	7,662	868
Other non-cash benefit	(3,802)	(3,135)	(3,470)	(4,379)
Changes in operating assets and liabilities:
Receivables	(3,698)	(2,174)	(76)	1,474
Inventories	(1,202)	8,435	(2,476)	7,246
Prepaid expenses and other current assets	230	969	(336)	12,454
Other assets/liabilities, net	1,101	4,064	6,010	7,607
Accounts payable	10,038	(3,640)	12,469	(7,641)
Accrued expenses	10,389	7,182	2,460	(5,270)
Cash provided by operating activities	$23,590	$23,138	$44,317	$19,271

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$14,234	$19,594	$56,713	$50,069

Non-cash rent expense	3,412	2,685	12,751	11,678
Former CEO (Mr. Cuti) matters	2,125	1,173	6,029	6,013
Oak Hill management fee	312	312	1,250	1,250
Asset impairment charges	4,257	868	7,662	868
Stock option expense	178	157	697	982
Closed store costs	1,342	(727)	3,649	4,351
Accounting investigation costs	—	67	—	2,250
Miscellaneous other (1) (2)	(3,260)	903	(1,782)	1,216
Adjusted FIFO EBITDA	$22,600	$25,032	$86,969	$78,677

(1)

For the 13 weeks ended December 27, 2008, the amount reflects fair value adjustments to reverse the excess Phantom stock and Profits interest liabilities. The charges to record both liabilities were previously reported within the other expenses.

The Phantom stock liability represents the value of shares of common stock pledged to certain of the Company’s current and former Senior Vice Presidents in exchange for certain forfeited payments to which they were entitled. The Profits interest liability relates to Mr. Cuti and entitles him to a predetermined share of the Company’s future growth in equity value. Both the Phantom stock liability and the Profits interest liability are recorded at their fair value. Due to inherent uncertainties in any fair value measurement technique, changes in the underlying assumptions could materially affect the future fair value measurement amounts, causing the Company to record additional expenses in a future period or to reverse previously recorded expenses in a future period.

(2)

For the 52 weeks ended December 27, 2008, the amount reflects additional pension benefit costs related to a March 2006 union contract settlement and fair value adjustments to reverse the excess Phantom stock and Profits interest liabilities.

Table 5

Duane Reade Holdings, Inc.

Reconciliation of Range of Projected Non-GAAP

Financial Measures to Net Loss

(Unaudited)

(In thousands)

	For the 52 Weeks Ended December 26, 2009

Net sales	$1,860,000	$1,895,000
Resale activity	65,000	65,000
Net retail store sales	$1,795,000	$1,830,000

EBITDA (Adjusted FIFO Basis)	$93,000	$98,000

Deferred rent expense	(11,500)	(11,500)
Other expense (1)	(4,300)	(4,300)
EBITDA (FIFO Basis)	77,200	82,200

LIFO expense	(3,700)	(3,700)
EBITDA (LIFO Basis)	73,500	78,500

Depreciation and amortization expense	(67,000)	(67,000)
Interest expense	(56,000)	(56,000)
Income taxes	(2,500)	(2,500)
Net loss	$(52,000)	$(47,000)

(1)	Includes Oak Hill management fees, stock option expenses in accordance with SFAS No. 123(R) and expenses attributable to ongoing matters involving Mr. Cuti.

Table 6

Duane Reade Holdings, Inc.

Components of “Other Expense”

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Closed Store Costs	$1,342	$(727)	$3,649	$4,351
Asset Impairment Charges (1)	4,257	868	7,662	868
Oak Hill Management Fees	312	312	1,250	1,250
Accounting Investigation Costs	—	67	—	2,250
Former CEO (Mr. Cuti) Matters	2,125	1,173	6,029	6,013
Miscellaneous Other (2)(3)	(3,260)	903	(1,782)	1,216
Total Other Expense	$4,776	$2,596	$16,808	$15,948

(1)	Non-cash charge to reduce the carrying value of certain store assets to fair value.

(2)

For the 13 weeks ended December 27, 2008, the amount reflects fair value adjustments to reverse the excess Phantom stock and Profits interest liabilities. The charges to record both liabilities were previously reported within the other expenses.

The Phantom stock liability represents the value of shares of common stock pledged to certain of the Company’s current and former Senior Vice Presidents in exchange for certain forfeited payments to which they were entitled. The Profits interest liability relates to Mr. Cuti and entitles him to a predetermined share of the Company’s future growth in equity value. Both the Phantom stock liability and the Profits interest liability are recorded at their fair value. Due to inherent uncertainties in any fair value measurement technique, changes in the underlying assumptions could materially affect the future fair value measurement amounts, causing the Company to record additional expenses in a future period or to reverse previously recorded expenses in a future period.

(3)

For the 52 weeks ended December 27, 2008, the amount reflects additional pension benefit costs related to a March 2006 union contract settlement and fair value adjustments to reverse the excess Phantom stock and Profits interest liabilities.